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                                                                     EXHIBIT 8.2



                             SEWARD & KISSEL LLP
                           ONE BATTERY PARK PLAZA
                          NEW YORK, NEW YORK 10004

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                          FACSIMILE: (212) 480-8421      WASHINGTON, D.C. 20005
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                                                       FACSIMILE: (202) 737-5184






                                              January 15, 2002

Teekay Shipping Corporation
TK House, Bayside Executive Park
West Bay and Blake Road
P.O. Box AP-59213
Nassau, Commonwealth of the Bahamas


Re: Registration on Form F-4 of 8.875% Senior Notes Due July 15, 2011 of Teekay Shipping Corporation

Ladies and Gentlemen:

         In connection with the Registration Statement on Form F-4 filed by Teekay Shipping Corporation, a Republic of The Marshall Islands corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, prepared in connection with the exchange offer of US$100 million Senior Notes due 2011 of Teekay (the "Registration Statement"), we have been requested to render our opinion as to the matters hereinafter set forth.

         In formulating our opinion as to the United States tax matters described below, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus (the "Prospectus") that forms a part thereof. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

         Based on the facts as set forth in the Prospectus and, in particular, on the representations, covenants, assumptions,



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January 15, 2002
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conditions and qualifications described in the Prospectus under the caption
"Taxation of Teekay - United States Taxation", we hereby confirm that the statements contained in the Prospectus under the caption "Taxation of Teekay - United States Taxation" fairly summarize the legal matters referred to therein and fairly present the information called for with respect to such legal matters.

         We hereby consent to the use of our name in the Registration Statement and in the Prospectus as the same appears under the captions "Taxation of Teekay
- United States Taxation" and "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

         Our opinions and the tax discussion as set forth in the Prospectus under the caption "Taxation of Teekay - United States Taxation" are based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and the published opinions of the United States Tax Court and other United States Federal Courts, each as they exist as of the date hereof, and any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Prospectus.

                                         Very truly yours,

                                         /s/ Seward & Kissel LLP